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                                                                    EXHIBIT 10.1

                                 PROMISSORY NOTE


$70,000,000                                                  February 15, 2002

         FOR VALUE RECEIVED, Cobalt Corporation, a Wisconsin corporation ("Cobalt") hereby promises to pay to the order of Blue Cross & Blue Shield United of Wisconsin, a Wisconsin stock insurance corporation ("BCBSUW"), on the maturity date, the principal sum of Seventy Million Dollars ($70,000,000), together with interest on the unpaid principal balance at an annual rate equal to 7.38% (the "Note Rate"). This Note will mature and become due and payable on January 2, 2003 (the "Maturity Date"). Interest is computed for the actual number of days principal is unpaid on the basis of a 360-day year.

         This Note is a continuation, and not a novation, of an existing obligation. This Note replaces and supersedes that certain Promissory Note which had a maturity date of February 15, 2002, which was issued in replacement of that certain Promissory Note which had a maturity date of January 1, 2002, which in turn was issued in replacement of that certain Promissory Note which had a maturity date of April 30, 2001.

         Cobalt shall pay BCBSUW interest due hereunder on a quarterly basis on the last business day of each calendar quarter and shall make a final payment of unpaid principal and interest due on the Maturity Date. All payments of principal and interest shall be made in lawful money of the United States of America to BCBSUW at its offices at 401 West Michigan Street, Milwaukee, WI 53203 or at such other place as BCBSUW may designate to Cobalt in writing. Presentment, notice of protest, demand and notice of dishonor of this Note are waived.

         All or any portion of the outstanding principal balance of this Note may be prepaid at any time without penalty or premium.

         This Note is secured by a Pledge Agreement of even date from Cobalt to BCBSUW. In the event that Cobalt fails to make any payment under this Note when due, or in the event of the occurrence of an Event of Default described in the Pledge Agreement securing this Note, then, in any or all such events, BCBSUW may declare the entire balance of principal and accrued interest under this Note to be immediately due and payable. In the event that Cobalt (i) becomes insolvent or admits, by action or inaction, its inability to pay its debts as they become due, or (ii) makes an assignment for the benefit of creditors, or (iii) becomes the subject of any order for relief under the United States Bankruptcy Code or the subject of any state insolvency or similar proceeding, then the entire unpaid principal of, and accrued interest on, this Note shall become automatically due and payable. Cobalt hereby agrees to pay all reasonable fees and expenses incurred both before and after any judgment by BCBSUW or any subsequent holder in connection with the protection and enforcement of the rights of BCBSUW or any subsequent holder under this Note (including, without limitation, reasonable attorneys' fees and legal expenses and all other expenses of collecting any amounts due under this Note and protecting and enforcing the rights of BCBSUW and any subsequent holder in any bankruptcy, reorganization or insolvency proceeding involving Cobalt) until BCBSUW is paid in full.

         This Note shall be governed by and construed in accordance with the laws of the State of Wisconsin.

                                    COBALT CORPORATION
(CORPORATE SEAL)

                                    By:    /s/  Thomas R. Hefty
                                           -------------------------------------
                                    Title: Chief Executive Officer and President
                                           -------------------------------------